Exhibit 4.3

CONTRIBUTION AND CONVEYANCE AGREEMENT

This contribution and conveyance agreement (this "Agreement") is entered into as of May   , 2018, among Euroseas Ltd., a Marshall Islands corporation ("Euroseas") and EuroDry Ltd., a Marshall Islands limited liability company ("EuroDry"). The foregoing shall be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A. Euroseas intends to transfer a portion of its fleet to a wholly-owned subsidiary, which subsidiary will subsequently be spun off to current shareholders of Euroseas (the "Spin-Off").  Concurrently with the Spin-Off, Euroseas intends to list the shares of the subsidiary to be spun off on Nasdaq.   The board of directors of Euroseas, and the board of directors of EuroDry, as well of the shareholders of EuroDry, have authorized to effect the actions set forth below at the times and in the order set forth below.
B. To accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date of this Agreement:

(1) Euroseas formed EuroDry pursuant to the Marshall Islands Business Corporation Act and contributed $1,000 in exchange for all of the outstanding shares of EuroDry;
(2) Euroseas owns all of the outstanding shares (the "Vessel-Owning Subsidiary Shares") of (i) Pantelis Shipping Corp., a Liberian corporation ("PSC"), which owns the Drybulk vessel Pantelis; (ii) Eirini Shipping Ltd., Liberian corporation ("ESL"), which owns the Drybulk vessel Eirini P., (iii) Kamsarmax One Shipping Ltd., a Marshall Islands corporation ("KOS"), which owns the Drybulk vessel Xenia; (iv)  Areti Shipping Ltd., a Marshall Islands corporation ("ASL"), which owns the Drybulk vessel Tasos; (v) Ultra One Shipping Ltd., a Liberian corporation ("UOS"), which owns the Drybulk vessel Alexandros P; (vi) Kamsarmax Two Shipping Ltd., a Marshall Islands corporation ("KTS"), which owns the Drybulk vessel Ekaterini (the Pantelis, the Eirini P., the Xenia, the Tasos, the Alexandros P, and the Ekaterini collectively, the "Vessels"); and (vii) Ultra Two Shipping Ltd., a Liberian corporation ("UTS" and, together with PSC, ESL, KOS, ASL, UOS, and KTS, the "Vessel-Owning Subsidiaries").

C. Effective on the date of this Agreement, each of the following transactions shall occur in accordance with and pursuant to this Agreement:

(1) Euroseas will contribute all of the Vessel-Owing Subsidiary Shares to EuroDry as a capital contribution in exchange for              common shares (the "EuroDry Common Shares") and                  shares of Series B Convertible Perpetual Preferred Shares                of EuroDry (the "EuroDry Preferred" and, together with the EuroDry Common Shares, the "EuroDry Shares");
(2) Euroseas will distribute the EuroDry Common Shares to its shareholders pro rata as a special dividend; and
(3) The agreements of articles and bylaws of the aforementioned entities will be amended and restated to the extent necessary to reflect the applicable matters set forth above and in Article I of this Agreement, to the extent required.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I
CONTRIBUTIONS AND CONVEYANCE

1.1 Contributions and Specific Conveyances. The Parties acknowledge and agree that the following actions hereby occur in the following order effective on the date of this Agreement:

(a) Contribution by Euroseas of the Vessel-Owning Subsidiary Shares to EuroDry as a capital contribution, and EuroDry hereby acknowledges receipt of the Vessel-Owning Subsidiary Shares;
(b) Delivery by EuroDry of the EuroDry Shares to Euroseas in exchange for Euroseas' capital contribution, and Euroseas hereby acknowledges receipt of the Vessel-Owning Subsidiary Shares; and
(c) To further evidence the transfer of the EuroDry Shares or the Vessel-Owning Subsidiary Shares reflected in this Agreement, each party making such transfer will have executed and delivered to the party receiving the EuroDry Shares or  Vessel-Owning Subsidiary Shares, as applicable, certain conveyance, stock transfer form, assignment and bill of sale instruments (the "Specific Conveyances"). The Specific Conveyances shall evidence and perfect such transfer made by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EUROSEAS; DISCLAIMER

2.1 Representations and Warranties. Euroseas hereby represents and warrants that:

(a) Each of the Vessel-Owning Subsidiaries has been duly formed or incorporated and is validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets, including the vessel owned by each such Vessel-Owning Subsidiary, and conduct its business as described in the registration statement on Form F-1 submitted by EuroDry to the U.S. Securities and Exchange Commission relating to the Spin-Off, as amended (the "Registration Statement");
(b) Correct and complete copies of the articles of association, articles of incorporation, by-laws, other organizational documents and all material agreements (as amended to the date of this Agreement) of the Vessel-Owning Subsidiaries have been made available to EuroDry;
(c) The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary actions by Euroseas and, to the extent applicable, each Vessel-Owning Subsidiary, and this Agreement has been duly executed and delivered by Euroseas and constitutes a legal, valid and binding obligation of Euroseas enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(d) The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the articles of association, articles of incorporation or by-laws or other organizational documents of Euroseas or any of the Vessel-Owning Subsidiaries (the "Euroseas Parties" and each, a "Euroseas Party"); (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Euroseas Party is a party or is subject or by which any of such Euroseas Party's assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court ("Laws"); or (iv) any charter or vessel management agreement to which any Euroseas Party is a party or any material provision of any material contract to which a Euroseas Party is a party or by which a Euroseas Party's properties are bound;

(e) Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations or the charters or vessel management agreements related to the vessels owned by the Vessel-Owning Subsidiaries, is required in connection with the execution and delivery by any Euroseas Party of this Agreement or the consummation by any Euroseas Party of the transactions contemplated hereunder;
(f) The Vessel-Owning Subsidiary Shares are validly issued in accordance with the applicable articles of association or incoporation and are fully paid and non-assessable;
(g) Euroseas owns the entire beneficial interest in the Vessel-Owning Subsidiary Shares and has good legal title to the same, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;
(h) There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Vessel-Owning Subsidiary Shares or the assets of the Vessel-Owning Subsidiaries, including but not limited to the Vessels , that has not been terminated or otherwise waived;
(i) Each of the charters and the vessel management agreements to which each applicable Vessel-Owning Subsidiary is a party (as amended to the date of this Agreement) has been made available to EuroDry and is a valid and binding agreement of the Vessel-Owning Subsidiary party to such charter or agreement enforceable in accordance with its terms and, to the knowledge of such Vessel-Owning Subsidiary, of all other parties thereto enforceable in accordance with its terms;
(j) The Vessel-Owning Subsidiaries have fulfilled all material obligations required pursuant to the charters (described in (i) above) and the vessel management agreements to have been performed by them prior to the date of this Agreement and have not waived any material rights thereunder; and no material default or breach exists in respect thereof on their part or, to their knowledge, any of the other parties thereto and, to their knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;
(n) Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessels in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Vessel-Owning Subsidiaries or any of the assets owned by the Vessel-Owning Subsidiaries, including the Vessels, other than those arising under the credit facilities described in the annual report on Form 20-F of Euroseas filed with the Securities and Exchange Commission on April 30, 2018, as amended; and
(o) The Vessels are (i) adequate and suitable for use by the Vessel-Owning Subsidiaries in the Vessel-Owning Subsidiaries' business as presentlyconducted by them in all material respects as described in the Registration Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) duly registered under the flag of the Marshall Islands; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of each of the Vessels are clean and valid and free of recommendations affecting class.

2.2 Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE VESSEL-OWNING SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE VESSEL-OWNING SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

ARTICLE III
FURTHER ASSURANCES

3.1 Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
3.2 Power of Attorney. Each Party that has conveyed any interests as reflected by this Agreement (collectively, the "Conveying Parties") hereby constitutes and appoints the General Partner (the "Attorney-in-Fact") its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the interests contributed and conveyed by this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Interests, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Interests, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any Conveying Party or its successors or assigns or by operation of law.

ARTICLE IV
MISCELLANEOUS

4.1 Survival of Representations and Warranties. The representations and warranties of the Parties in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that EuroDry may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by EuroDry against Euroseas thereafter in respect of such representations and warranties, except for claims that have been asserted by EuroDry prior to the date of this Agreement.
4.2 Costs. EuroDry shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

4.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
4.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
4.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement.
4.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

4.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Interests.
4.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

4.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

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IN WITNESS WHEREOF, this Contribution and Conveyance Agreement has been duly executed by the parties set forth below.

EUROSEAS LTD.

By:
Name:
Title

EURODRY LTD.

By:
Name:
Title